Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

	Media Relations:	GolinHarris
Adam Pawluk
apawluk@golinharris.com
917-288-9717

VIVUS SUBMITS BRIEFING DOCUMENT TO FDA, ANNOUNCES FOLLOW-UP MEETING TO DISCUSS QNEXA®

MOUNTAIN VIEW, Calif., Dec. 14, 2010 — VIVUS, Inc. (NASDAQ: VVUS) today announced that the company, as part of its continuing effort to secure regulatory approval for QNEXA® in the U.S., submitted a briefing document to the Food and Drug Administration (FDA) designed to address items in the FDA’s Complete Response Letter (CRL), issued on October 28, 2010.  The company also announced that the Endocrine and Metabolic Division of the FDA has granted VIVUS a meeting in the second half of January 2011 to discuss the content of the proposed resubmission.

VIVUS is pursuing regulatory approval to market QNEXA (phentermine/topiramate) Controlled Release Capsules in the U.S. for the treatment of obesity, including weight loss and maintenance of weight loss, in patients who are obese or overweight with co-morbidities such as hypertension, type 2 diabetes, dyslipidemia or central adiposity.

“Submission of our briefing document and confirmation of our meeting with the FDA indicate the continued progress VIVUS is making in seeking U.S. approval of QNEXA® for the treatment of obesity,” said Leland Wilson, chief executive officer of VIVUS. “We are confident in the data analyses we have compiled in the briefing document, and we look forward to our meeting with the FDA.”

About QNEXA Controlled Release Capsules

QNEXA [kyoo-nek-suh] is an investigational drug being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. QNEXA is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which together decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking QNEXA have demonstrated

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

statistically significant weight loss, glycemic control and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About Obesity

Obesity is a chronic condition defined by having excess body fat. Obesity significantly increases the risk of developing many different diseases and health conditions, including type 2 diabetes, hypertension, metabolic syndrome, cardiovascular disease, some cancers and osteoarthritis. According to a report in The Lancet in 2009, morbid obesity shortens life expectancy by approximately 10 years, and moderate obesity shortens it by approximately 3 years.

Approximately one-third of American adults (more than 72 million people) are obese, and many more are overweight with co-morbidities. Beyond its impact on health, obesity accounts for 9.1% of US annual health care spending — nearly $150 billion.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US regulators. QNEXA is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health VIVUS is in phase 3 development with avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2009 and periodic reports filed with the Securities and Exchange Commission.

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